RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated June 27, 2011 to the Product Prospectus Supplement ML-COMM-1 Dated February 7, 2011, Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$3,000,000 Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Commodity Linked Notes (the “Notes”) linked to the performance of the Reference Asset named below.

The CUSIP number for the Notes is 78008TFA7. The Notes provide one-for-one participation in any upside performance of the Reference Asset. The Notes do not pay interest. Subject to our creditworthiness, the minimum payment at maturity will be an amount that is greater than or equal to the Principal Amount.

Issue Date: June 30, 2011

Maturity Date: December 29, 2017

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-3 of the product prospectus supplement dated February 7, 2011 and “Additional Risk Factors” beginning on page P-6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$3,000,000
Underwriting discounts and commissions	3.00%	$90,000
Proceeds to Royal Bank of Canada	97.00%	$2,910,000

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $30.00 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $30.00 per $1,000 in principal amount of the Notes. The price of the Notes also included a profit of $2.50 per $1,000 in principal amount earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM and the hedging profits of Royal Bank of Canada was $32.50 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:
BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index (Bloomberg ticker: “BNPIOI8E <Index>”). See “Information Regarding the Reference Asset” beginning on page P-10 of this pricing supplement.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	June 27, 2011

Issue Date:	June 30, 2011

CUSIP:	78008TFA7

Payment at Maturity (if held to maturity):
The Payment at Maturity will be calculated as follows:

If, on the Valuation Date, the Reference Asset Performance is greater than 0%, then the investor will receive an amount per $1,000 principal amount per Note equal to:

Principal Amount + [(Principal Amount × Reference Asset Performance) × Participation Rate]

If, on the Valuation Date, the Reference Asset Performance is less than or equal to 0%, then the investor will receive a cash payment equal to the Principal Amount.

Reference Asset Performance:	Final Level – Initial Level Initial Level The Reference Asset Performance will be expressed as a percentage and rounded to four decimal places.

Initial Level:	398.131

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Participation Rate:	100%

Valuation Date:	December 27, 2017, subject to extension for market disruptions, as described in “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement dated February 7, 2011.

Maturity Date:	December 29, 2017, subject to extension for market disruptions, as described in “—Payment at Maturity—Maturity Date” in the product prospectus supplement dated February 7, 2011.

Term:	Approximately 6.5 years

Calculation Agent:	RBCCM

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

U.S. Tax Treatment:
We intend to treat the Notes as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Accordingly, you will be required to accrue interest income based on the comparable yield and projected payment schedule for the Notes. You may call RBC Capital Markets, LLC toll free at (866) 609-6009 to obtain this information. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 7, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated February 7, 2011, as modified by this pricing supplement.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated February 7, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 7, 2011 and “Additional Risk Factors” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement dated February 7, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000423/m23110424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

HYPOTHETICAL RETURNS

The examples set forth below are included for illustration purposes only. The hypothetical Reference Asset Performances used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Level or the level of the Reference Asset on the Valuation Date or any trading day prior to the Maturity Date. Each example assumes that a holder has purchased Notes with an aggregate principal amount of $1,000, a Participation Rate of 100% and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Reference Asset Performance is greater than 0%.

	Reference Asset Performance:	5%

	Payment at Maturity:	$1,000 + [($1,000 x 5.00%) x 100%] = $1,000.00 + $50.00= $1,050.00

	On a $1,000 investment, a 5% Reference Asset Performance results in a Payment at Maturity of $1,050.00, a 5% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Reference Asset Performance is greater than 0%.

	Reference Asset Performance:	15%

	Payment at Maturity:	$1,000 + [($1,000 x 15.00%) x 100%] = $1,000.00 + $150.00 = $1,150.00

	On a $1,000 investment, a 15% Reference Asset Performance results in a Payment at Maturity of $1,150.00, a 15 % return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Reference Asset Performance is less than or equal to 0%.

	Reference Asset Performance:	-25%

	Payment at Maturity:	$1,000; if the Reference Asset Performance is less than or equal to 0%, the Payment at Maturity will equal the principal amount of the Notes.

	On a $1,000 investment, a -25% Reference Asset Performance results in a Payment at Maturity of $1,000, a 0% return on the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

ADDITIONAL RISK FACTORS

This section should be read together with the information set forth under the caption “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 7, 2011. You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Reference Asset Tracks Commodity Futures Contracts and Does Not Track the Spot Prices for the Underlying Commodities.

The Reference Asset is comprised of as many as 19 commodity indices, each comprised of exchange-traded futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of that commodity.

The Notes are linked to the Reference Asset and not to the spot prices of the underlying commodities and an investment in the Notes is not the same as buying and holding the underlying commodities. While price movements in the exchange-traded futures contracts comprising the commodity indices included in the Reference Asset may correlate with changes in the underlying commodities’ spot prices, the correlation will not be perfect and price movements in the spot markets for the underlying commodities may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot prices of the underlying commodities may not result in an increase in the prices of the commodity indices included in the Reference Asset or the level of the Reference Asset. The prices for the commodity indices included in the Reference Asset and the level of the Reference Asset may decrease while the spot prices of the underlying commodities remain stable or increase, or do not decrease to the same extent.

Higher Future Prices of the Futures Contracts Included in the Portfolio Components Relative to their Current Prices May Decrease the Payment at Maturity and the Value of the Notes.

In the case of the Reference Asset, as the futures contracts included in the Portfolio Components (as defined below) approach expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” Specifically, during the specified “roll period” each month, the values of the Portfolio Components are calculated as if the near-dated futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts of equivalent value. Differences in the prices of the contracts that are sold and the new contracts for more distant delivery that are purchased are called “roll yield.” See “Information Regarding the Reference Asset—Portfolio Components.”

If the market for these futures contracts is (putting aside other considerations) in “backwardation,” where the prices for the exchange-traded futures contracts are lower in the distant delivery months than in the nearer delivery months, the sale of the near-dated contracts would take place at prices that are higher than the purchase prices of the longer-dated contracts, creating positive “roll yield.” This would result in a greater quantity of longer-dated futures contracts being purchased for the same value. There is no indication that the markets for the commodities underlying the Portfolio Components will consistently be in backwardation or that there will be positive roll yield in the future performance of the Portfolio Components. Instead, the markets for the underlying commodities may trade in “contango.” Contango markets are those in which the prices for the futures contracts are higher in the distant delivery months than in the nearer delivery months. In this case, the sale of the near-dated contracts would take place at prices that are lower than the purchase prices of the longer-dated contracts, creating negative roll yield and resulting in a smaller quantity of longer-dated futures contracts being purchased for the same value. During some periods, several of the commodities underlying the Portfolio Components have historically traded in contango markets. Holding other factors constant, the presence of contango in the markets for the underlying commodities could result in negative roll yield, which could decrease the values of the Portfolio Components, and the level of the Reference Asset, the Payment at Maturity and the value of the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

Some of the Futures Contracts Underlying the Portfolio Components will be Subject to Pronounced Risks of Pricing Volatility.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month.  Therefore, these contracts are rolled forward every month.  Contracts based on certain other commodities, most notably agricultural products, tend to have only a few contract months each year that trade with substantial liquidity.  Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month, and can have further pronounced pricing volatility during extended periods of low liquidity.  In respect of futures contracts underlying the Portfolio Components that represent energy, it should be noted that due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages.

The Reference Asset Takes a Long or Flat Position and You Should Not Invest in the Notes if You Have a Bearish View of the Underlying Commodities.

The Reference Asset takes a long or flat position for each underlying commodity. The Notes may not be an appropriate investment for you if you anticipate that the asset classes and/or their underlying commodities will decline (a “bearish” view). See “Information Regarding the Reference Asset—Methodology.”

The Strategy Underlying the Reference Asset May Not Be Successful.

The Reference Asset’s methodology adjusts the Reference Asset’s exposure to the Portfolio (as defined below) and periodically reallocates the Portfolio Components to maximize, using a trend-following approach, the expected outperformance of the Portfolio versus a reference basket, and to a target volatility of the Reference Asset of 8%. No assurance can be given that the Reference Asset methodology will achieve its goals or that the Reference Asset will outperform any alternative basket or strategy that may be constructed from the Portfolio. In addition, while the Reference Asset seeks to benefit from the volatility of a diversified portfolio of commodities and to safeguard against intra-month volatility, no assurance can be given that the Reference Asset will achieve its target volatility of 8%. The actual realized volatility of the Reference Asset may be greater or less than 8%.

The Reference Asset methodology is intended to minimize negative roll yield in a contango market and to maximize positive roll yield in a backwardation market. See “Information Regarding the Reference Asset—Portfolio Components—DCI® BNP Paribas Enhanced Excess Return Indices.” However, we cannot assure you that the methodology will actually do so. During the term of the Notes, the Portfolio Components may underperform other indices that measure the value of the underlying commodities and relevant futures contracts.

The Exposure of the Reference Asset to the Portfolio Components May Exceed 100%.

The Reference Asset employs a daily risk control mechanism in order to achieve its volatility target of 8%. This mechanism can potentially increase the exposure of the Reference Asset to the Portfolio Components of up to 125%, which would increase the adverse impact on the level of the Reference Asset if the values of the Portfolio Components decline.

The Method by Which the Reference Asset Is Calculated Includes Features Which May Reduce the Amount Payable on the Notes.

The Reference Asset’s daily risk control mechanism can potentially decrease the exposure of the Reference Asset to the Portfolio Components to a percentage that is less than 100%. In these situations, if the return of the Reference Asset is positive, the return of the Reference Asset will be less than the return of the Portfolio. In addition, the methodology of the Reference Asset includes rebalancing and replication costs that reflect the transaction costs that would be incurred in attempting to implement an investment strategy that replicates the Reference Asset. The rebalancing and replication costs have the effect of reducing the level of the Reference Asset on any given index calculation day (as defined below). See “Information Regarding the Reference Asset—Methodology—Volatility” and “—Rebalancing and Replication Costs.”

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

There Is Potential for Over-Concentration in One or More Commodity Sectors.

The commodities underlying the futures contracts included in the Portfolio Components may be concentrated in a specific physical commodity asset class, including energy, base metals, precious metals and agriculture. An investment in the Notes might increase your exposure to fluctuations in any of the categories included in the Reference Asset.

In addition, the Reference Asset methodology imposes limitations on the exposure to any physical commodity asset class (energy, base metals, precious metals and agriculture). There can be no assurance that these limitations will reduce the volatility or enhance the performance of the Reference Asset, or that the Reference Asset would not have performed better without these limitations. In addition, it is likely that the weightings of the Portfolio Components comprising the Reference Asset will shift periodically, so exposure to any asset class cannot be predicted, and a fixed exposure to a particular asset class is unlikely.

Changes in the Values of One or More Portfolio Components May Be Offset by Changes in the Values of One or More Other Portfolio Components.

Because the Notes are linked to the Reference Asset, which is comprised of the Portfolio Components, which collectively represent a range of commodities, price movements between the Portfolio Components representing different commodity classes may not correlate with each other. The value of one or more Portfolio Components representing a particular commodity class may increase, while the value of one or more other Portfolio Components representing a different commodity class may not increase as much or may even decrease. Therefore, in determining the level of the Reference Asset as of any time, an increase in the value of one Portfolio Component may be moderated, wholly offset or outweighed, by lesser increases or any decreases in the value of one or more of the other Portfolio Components.

Performances Among the Portfolio Components May Become Highly Correlated and May Adversely Affect the Value of the Notes.

Performances among the Portfolio Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in a particular sector represented by the Portfolio Components and which has a higher weighting in the Reference Asset relative to the other sectors, as determined by the Reference Asset strategy. High correlation during periods of negative returns among the Portfolio Components may adversely affect the level of the Reference Asset and the value of the Notes.

Changes that Affect the Reference Asset or the Portfolio Components Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the Index Sponsor and the Portfolio Component sponsors concerning the calculation of the Reference Asset or the level of a Portfolio Component; additions, deletions or substitutions of the components of the applicable index and the manner in which changes affecting those components may be reflected in the index, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor or any Portfolio Component sponsor changes these policies, for example, by changing the manner in which it calculates the applicable index, or if the Index Sponsor or any Portfolio Component sponsor discontinues or suspends calculation or publication of the applicable index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the level of the Reference Asset is not available on the Valuation Date because of a market disruption event or for any other reason and no successor index is selected, the Calculation Agent may determine the level of the Reference Asset — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

We Have No Affiliation with the Index Sponsor or any Portfolio Component sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor or any Portfolio Component sponsor.

None of the Index Sponsor and the Portfolio Component sponsors is an affiliate of ours or will be involved in the offering of the Notes in any way. Consequently, we have no control of the actions of the Index Sponsor or any Portfolio Component sponsor, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity. None of the Index Sponsor and the Portfolio Component sponsors has any obligation of any sort with respect to the Notes. Thus, none of the Index Sponsor and the Portfolio Component sponsors has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor or the Portfolio Component sponsors, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

Publicly Available Information on the Reference Asset is Limited.

The Reference Asset is a proprietary index developed by the Index Sponsor. Other than certain information relating to the Reference Asset provided by the Index Sponsor on its website and the closing levels published by Bloomberg L.P., there is no information on the Reference Asset that is publicly available. Although the closing levels of the Reference Asset, as calculated by BNP Paribas Arbitrage SNC, an affiliate of the Index Sponsor (the “Index Calculation Agent”), are published by Bloomberg L.P., neither we, our affiliates nor Bloomberg L.P. will publish any information on the composition, method of calculation or rebalancing of the Reference Asset. Any such information will only be available through the Index Sponsor. The disclosure in this pricing supplement regarding the Reference Asset has been provided by the Index Sponsor, but the Index Sponsor has not provided or reviewed any other disclosure in this pricing supplement or any other information regarding the Notes.

Any prospective purchaser of the Notes should discuss the Reference Asset with its financial and other advisors and make any inquiry or undertake any independent investigation with respect to the Reference Asset, the Portfolio Components and the futures contracts included in the Portfolio Components as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

The Policies of the Exchanges on Which the Futures Contracts Included in the Portfolio Components Trade Are Subject to Change In a Manner Which May Reduce the Value of the Notes.

The policies of the exchanges on which the futures contracts included in the Portfolio Components trade (the “Exchanges”) concerning the manner in which the prices of those contracts are calculated may affect their prices. None of the Exchanges is our affiliate, and we have no ability to control or predict the actions of any Exchange. An Exchange may also from time to time change its rules or bylaws or take emergency action under its rules. An Exchange may discontinue or suspend calculation or dissemination of information relating to the futures contracts. Any such actions could affect their prices and the level of the Reference Asset, and therefore, the value of the Notes.

The Reference Asset Has Limited Historical Information.

The Reference Asset was launched on October 1, 2007. The Index Sponsor has published limited information about how the Reference Asset would have performed had it been calculated in the past. However, certain historical information used in calculating the Reference Asset was not available to the Index Calculation Agent in determining the hypothetical historical values. The Index Sponsor and the Index Calculation Agent do not guarantee the accuracy of the historical performance. Because the Reference Asset is of recent origin and limited historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to one or more commodity indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the Reference Asset in making your investment decision.

The Notes Are Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, not the BNP Paribas Oscillator Commodities Target Volatility 8 USD Total Return Index.

The BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index reflects returns that are potentially available through an unleveraged investment in the Portfolio Components. By comparison, the BNP Paribas Oscillator Commodities Target Volatility 8 USD Total Return Index is a total return index which, in addition to reflecting the same returns of the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, also reflects interest that could be earned on cash collateral invested in U.S. Treasury bills. Because the Notes are linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index and not the BNP Paribas Oscillator Commodities Target Volatility 8 USD Total Return Index, the return from an investment in the Notes will not reflect this total return feature.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

The Business Activities of the Index Sponsor or its Affiliates May Create Conflicts of Interest.

The Index Sponsor and its affiliates may from time to time engage in transactions involving the Reference Asset, the Portfolio Components or their underlying components for their proprietary accounts and for accounts under their management. These transactions may have a negative effect on the value of the Portfolio Components or their underlying components and, therefore, the level of the Reference Asset. In engaging in these transactions, none of the Index Calculation Agent, the Index Sponsor or any of their affiliates is under any obligation to act in the interests of us or the owners of the Notes.

As a result of these transactions, the Index Sponsor may have a short exposure to the Reference Asset, and conflicts of interest may exist between you and the Index Sponsor and its affiliates. In addition, the Index Calculation Agent, the Index Sponsor and their affiliates may issue derivative instruments in respect of the Reference Asset, the Portfolio Components or their underlying components, and the introduction of these products into the marketplace may adversely affect the level of the Reference Asset and the value of the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

INFORMATION REGARDING THE REFERENCE ASSET

The Reference Asset is a proprietary index developed by BNP Paribas (the “Index Sponsor”). Other than certain information relating to the Reference Asset provided by the Index Sponsor on its website and the closing levels published by Bloomberg L.P., there is no information on the Reference Asset that is publicly available. The Index Calculation Agent (as defined below) provides to Bloomberg L.P. the closing levels of the Reference Asset as described below. Although the closing levels of the Reference Asset, as calculated by the Index Calculation Agent, are published by Bloomberg L.P., neither we, our affiliates nor Bloomberg L.P. will publish any information on the composition, method of calculation or rebalancing of the Reference Asset.

All disclosures in this pricing supplement regarding the Reference Asset have been provided by the Index Sponsor. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, which owns all rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset’s closing levels. The consequences of the Index Sponsor discontinuing publication of the Reference Asset’s closing levels are discussed in the section of the product prospectus supplement dated February 7, 2011 entitled “General Terms of the Notes—Unavailability of the Value or Level of the Reference Asset on a Valuation Date—Reference Assets Consisting of One or More Commodities Indices.” Neither we nor RBCCM accepts any responsibility for the calculation or maintenance of the Reference Asset or any successor index or the publication of the closing levels of the Reference Asset or any successor index.

The Notes are not sponsored, endorsed, sold or promoted by the Index Sponsor. The Index Sponsor makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The Index Sponsor has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor or the Portfolio Component sponsors, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.

General

The Reference Asset is one of the BNP Paribas Oscillator Commodities USD Excess Return Indices. The Reference Asset aims to generate returns linked to the performance of the commodities markets by tracking the return of a portfolio of physical commodities (the “Portfolio”). At any given time, the Reference Asset reflects a flat or long position in the “enhanced” excess return versions of as many as 19 commodity indices (the “Portfolio Components”), each of which is based on rolling individual commodity futures contracts. See “—Methodology” and “—Portfolio Components” below.

The Reference Asset methodology adjusts the Reference Asset’s long exposure to the Portfolio and periodically reallocates the Portfolio Components in an effort to maximize, using a trend-following approach, the expected outperformance of the Portfolio versus a Reference Basket (as defined below), and to target a volatility of the Reference Asset of 8%. See “—Methodology—Volatility” below.

The Index Calculation Agent calculates the closing level of the Reference Asset on each index calculation day by reference to the closing level of the Reference Asset on the preceding index calculation day, the Portfolio value, the exposure to the Portfolio and the applicable rebalancing and replication costs (as described below). See “—Calculation of the Closing Level of the Reference Asset” below. The closing levels of the Reference Asset are published by Bloomberg L.P. under the symbol “BNPIOI8E <Index>.” The Index Calculation Agent began calculating the level of the Reference Asset on October 1, 2007, based on an initial (base) value of 100 on January 4, 1999 (the base date). For the period from and including January 4, 1999 to October 1, 2007, the Index Calculation Agent calculated the hypothetical closing levels of the Reference Asset by applying the index methodology to the actual levels of the Portfolio Components as reported by Bloomberg L.P.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

Roll Process

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning a physical commodity directly, a commodity futures contract is typically an agreement to buy a specified amount of the underlying physical commodity at a predetermined price during a stated delivery period. The DCI® BNP Paribas Enhanced Excess Return indices and the DCI® Excess Return indices included in the Portfolio Components are comprised of commodity futures contracts. As a result, these indices must be managed according to a set of rules to ensure that they do not take physical delivery of the underlying commodities. As the futures contracts included in these indices approach their settlement dates, they are replaced by similar contracts that have a later expiration (i.e., the values of the indices are calculated as if the near-dated futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts of equivalent value). This process is referred to as “rolling.” The DCI® BNP Paribas Enhanced Excess Return indices and the DCI® Excess Return indices differ from each other in the way the futures contracts are selected during this rolling process. The DCI® BNP Paribas Enhanced Excess Return indices roll to different maturities, while the DCI® Excess Return indices roll only to the next futures contract. See “—Portfolio Components.” All of the futures contracts included in any Portfolio Component will be deemed to be rolled before their respective maturities into longer-dated futures contracts.

Roll yield is created during the roll process from the differences in price between the near-dated futures contracts and the longer-dated futures contracts. As illustrated below, the “futures curve” is a hypothetical curve created by plotting futures contracts prices for an underlying commodity. When longer-dated contracts are priced lower than near-dated contracts and spot prices, the market is in backwardation, represented by a downward sloping futures curve, and positive roll yield is created when higher priced near-dated futures contracts are sold to purchase lower priced longer-dated futures contracts. When the opposite is true and longer-dated futures contracts are priced higher, the market is in contango, represented by an upward sloping futures curve, and negative roll yield results from the sale of lower priced near-dated futures contract to purchase higher priced longer-dated futures contracts. There is no indication that the markets for the commodities underlying the Portfolio Components will consistently be in backwardation. During some periods, several of the commodities underlying the Portfolio Components have historically traded in contango markets. See “Additional Risk Factors—Higher Future Prices of the Futures Contracts Included in the Portfolio Components Relative to their Current Prices May Decrease the Payment at Maturity and the Value of the Notes.”

The chart below shows examples of downward and upward sloping futures curves. However, no assurance can be given as to the extent to which the level of the Reference Asset will reflect any positive or negative roll yield during the term of the Notes.

Examples of downward and upward sloping futures curves

The DCI® BNP Paribas Enhanced Excess Return indices roll to different maturities, while the DCI® Excess Return indices roll only to the next futures contract.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

Methodology

Portfolio Components

The Portfolio Components are comprised of 19 commodities indices diversified across four different asset classes: energy, base metals, precious metals and agriculture (each, a “Category”). Each commodity index is comprised of futures contracts on physical commodities that are traded on regulated exchanges. Each of the DCI® BNP Paribas Enhanced Excess Return indices and the DCI® Excess Return indices included in the Reference Asset are “rolling” indices. However, the DCI® BNP Paribas Enhanced Excess Return Indices roll to different maturities while the DCI® Excess Return Indices roll only to the next futures contract. See “—Portfolio Components” below.

The 19 Portfolio Components that may be included in the Reference Asset are as follows:

Sub-Index	Bloomberg Ticker	Category
DCI® Corn BNP Paribas Enhanced Return	DCIBCER	Agriculture
DCI® Cotton BNP Paribas Enhanced Return	DCIBCTER	Agriculture
DCI® Sugar BNP Paribas Enhanced Return	DCIBSBER	Agriculture
DCI® Soybeans BNP Paribas Enhanced Return	DCIBSER	Agriculture
DCI® Wheat BNP Paribas Enhanced Return	DCIBWER	Agriculture
DCI® Aluminum BNP Paribas Enhanced Return	DCIBLAER	Base Metals
DCI® Nickel BNP Paribas Enhanced Return	DCIBLNER	Base Metals
DCI® Copper BNP Paribas Enhanced Return	DCIBLPER	Base Metals
DCI® Zinc BNP Paribas Enhanced Return	DCIBLXER	Base Metals
DCI® Crude Oil BNP Paribas Enhanced Return	DCIBCLER	Energy
DCI® Brent BNP Paribas Enhanced Return	DCIBCOER	Energy
DCI® Heating Oil BNP Paribas Enhanced Return	DCIBHOER	Energy
DCI® Natural Gas BNP Paribas Enhanced Return	DCIBNGER	Energy
DCI® Gas Oil BNP Paribas Enhanced Return	DCIBQSER	Energy
DCI® RBOB BNP Paribas Enhanced Return	DCIBXBER	Energy
DCI® Silver BNP Paribas Enhanced Return	DCIBSIER	Precious Metals
DCI® 3M Lead Excess Return	DCI LEER	Base Metals
DCI® Live Cattle Excess Return	DCI LCER	Agriculture
DCI® Gold Excess Return	DCI GCER	Precious Metals

Except as provided below, the Portfolio Components are not subject to change. However, if a Portfolio Component is discontinued or suspended by its publisher or sponsor, the Index Sponsor will select a successor Portfolio Component that satisfies specified liquidity and trading history and data criteria. The index methodology will not be affected by the selection of a successor Portfolio Component and will remain the same.

One or more of the Portfolio Components may be substituted, subject to a material change in its calculation, or cancelled, upon an extraordinary event. An “extraordinary event” means:

(a)
if any Portfolio Component sponsor, for one or more Portfolio Components, announces that it will make a material change in the formula for or method of calculating that Portfolio Component or in any other way materially modifies the Portfolio Component such that it is impossible or impracticable for a hypothetical investor to invest in the relevant component; or

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Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

(b)
if any Portfolio Component sponsor permanently cancels the relevant Portfolio Component and no successor Portfolio Component exists, the Index Calculation Agent will, in good faith, make such adjustment(s) that it determines to be appropriate to any variable, calculation methodology, valuation terms or any other rule in relation to the Reference Asset for that cancellation.

If the Index Calculation Agent determines, in good faith and a commercially reasonable manner, that there is an occurrence or existence of an extraordinary event, then the Index Calculation Agent may take the following action with the aim of maintaining the objective of the Reference Asset:

(i)
the Index Calculation Agent may replace one or more Portfolio Components with successor Portfolio Components that it determines, in good faith and a commercially reasonable manner, are appropriate substitutes for the Portfolio Components being replaced;

(ii)
the Index Calculation Agent may calculate the Reference Asset level using, in lieu of a published level for that Portfolio Component, the level for that Portfolio Component as of that business day as determined by the Index Calculation Agent in accordance with the formula for and method of calculating that Portfolio Component last in effect prior to that change, but using only those components that comprised that Portfolio Component immediately prior to that change; or

(iii)
the Index Calculation Agent may exclude one or more Portfolio Components from the Reference Asset and recalculate the weight of the Portfolio Components remaining in the Reference Asset so that the sum of the aggregate weight of all such Portfolio Components equals 100%. With respect to the replacement of one or more Portfolio Components, the weight assigned to each successor Portfolio Component will generally be equal to the weight of the Portfolio Component that it is replacing; however, the Index Calculation Agent may assign a different weight to a successor Portfolio Component if it determines, in good faith and a commercially reasonable manner, that this is appropriate to maintain the objective of the Reference Asset. With respect to the exclusion of one or more Portfolio Components, the weight of the Reference Asset’s remaining Portfolio Components will be adjusted accordingly so that the sum of the aggregate weight of all components equals 100%. The Index Calculation Agent will endeavor to effect any replacement and re-weighting (if any) or exclusion and re-weighting (if any) as soon as practicable in light of the prevailing circumstances and if possible during the immediately following set of roll days. The methodology by which this substitution will be effected will be announced by the Index Calculation Agent as soon as reasonably practicable in the circumstances then prevailing at http://eqdpo.bnpparibas.com.

The Index Calculation Agent is under no obligation to continue the calculation and publication of the Reference Asset and upon the occurrence or existence of an extraordinary event, the Index Calculation Agent may decide to cancel the Reference Asset if it determines, acting in good faith, that the objective of the index can no longer be achieved.

Calculation of the Closing Level of the Reference Asset

On each index calculation day, the Index Calculation Agent calculates the closing level of the Reference Asset by reference to the closing level of the Reference Asset on the preceding index calculation day, the Portfolio value, the exposure to the Portfolio and the applicable rebalancing and replication costs (as described below).

The Portfolio value on January 4, 1999 was 100. On subsequent index calculation days, the Portfolio value is calculated by reference to each Portfolio Component as well as the exposure of the Portfolio to each Portfolio Component. On each Portfolio rebalancing day, the Index Calculation Agent calculates the exposure of the Portfolio to each Portfolio Component included in the Portfolio by taking the weight of that component as adopted on the relevant index calculation day based on the allocation methodology described below. The Index Calculation Agent does not take into account changes that may have occurred to the composition of the Portfolio after the applicable index calculation day.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

If the Index Calculation Agent determines that an index market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following business day on which the Index Calculation Agent determines that an index market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than ten business days. If the Index Calculation Agent determines that an index market disruption event occurs or is continuing on the tenth business day, the Index Calculation Agent will make an estimate of the closing level for the Reference Asset that would have prevailed on that fifth business day in the absence of the index market disruption event, using either (a) the last value which was available in respect of the affected Portfolio Component(s); (b) using a good faith estimate of the value of the affected Portfolio Component(s); or (c) deeming the value of any one or more of such affected Portfolio Components(s) to be zero for the purpose of calculating the Reference Asset level.

If (a) the closing level of any Portfolio Component as of any date which is published or otherwise made available by or on behalf of the relevant Portfolio Component sponsor is subsequently corrected and that correction is published or otherwise made available by or on behalf of the Portfolio Component sponsor; or (b) the Index Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of the Reference Asset, then the Index Calculation Agent may, if practicable and the Index Calculation Agent determines acting in good faith that the correction, error or omission (as the case may be) is material, adjust or correct the relevant calculation or determination and/or the Reference Asset level as of any index calculation day to take into account that correction.

Any adjustment or event affecting the Reference Asset will be published on the Index Sponsor’s website http://eqdpo.bnpparibas.com or in any other similar manner by the Index Sponsor as soon as practicable. That website and any information contained on that website is not incorporated into and is not a part of this pricing supplement, the product prospectus supplement, the prospectus supplement or the prospectus.

Allocation Methodology

The allocation methodology establishes the weights for each Portfolio Component included in the Portfolio and occurs on each index calculation day in five steps:

1.	On each index calculation day, the Index Calculation Agent calculates the returns of the BNP Paribas Oscillator Commodities Reference Basket USD Excess Return (the “Reference Basket”).

The Reference Basket is used as a benchmark in order to establish relative trends across the Portfolio Components. Its daily returns are computed as the equally-weighted daily performance of each Portfolio Component on each index calculation day.

2.	The Index Calculation Agent calculates for each Portfolio Component its relative performance versus the Reference Basket.

The relative performance of each Portfolio Component is calculated as the ratio of the level of that component to the level of the Reference Basket.

3.	The Index Calculation Agent calculates for each Portfolio Component the short-term moving average and long-term moving average of its relative performance.

The short-term moving average and the long-term moving average of each Portfolio Component are calculated as the average value of that component’s relative performance over the preceding 10 index calculation days and 40 index calculation days, respectively.

4.	The Index Calculation Agent calculates for each Portfolio Component a score based on these short-term and long-term moving averages.

The daily score for each Portfolio Component is calculated as follows:

•	If the relative performance for that component is greater than both its short-term moving average and its long-term moving average, its scoring is set to one (1).

•	If the relative performance for that component is less than both its short-term moving average and its long-term moving average, its scoring is set to minus one (-1).

•	Otherwise, its scoring is set to zero (0).

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

Then, the “Portfolio Component Scoring” for that Portfolio Component is calculated as one (1) plus the average daily score over the last 20 index calculation days.

5.
The Index Calculation Agent calculates for each Portfolio Component a weighting based on its score versus the scores of the other Portfolio Components, subject to the weighting constraints described below.

The “Target Weight” for each Portfolio Component is the ratio of the component’s scoring as of the previous index calculation day over the sum of its Portfolio Component Scoring across all Portfolio Components as of the previous index calculation day.

The index methodology imposes limitations on the exposure to the Portfolio Components. Each Portfolio Component has a minimum weight of 0% and a maximum weight of 20%. In addition, the sum of all weights of the Portfolio Components belonging to the Energy Category cannot be greater than 35%. If the sum of the Target Weights across the Energy Category is greater than 35%, the relevant Target Weights will be reduced proportionally in order to reach the maximum weight for the Energy Category in order to compute the Portfolio Component weights. Otherwise, the Target Weight for each Portfolio Component will be its Portfolio Component weight.

On each index calculation day, the Index Calculation Agent computes the return of the Portfolio as the sum across all Portfolio Components of the product of (i) each Portfolio Component weight and (ii) the daily return of that Portfolio Component.

The allocation methodology assumes that the Portfolio Components exhibit trend-following characteristics. However, there can be no guarantee that past performance will be an indication of future performance and the Portfolio Component weights computed as described above will lead to the best performing basket of Portfolio Components in the future.

An “index calculation day” is any scheduled index calculation day which is not an “index disrupted day.” A “scheduled index calculation day” is any day on which banks are open for business in New York and London. An “index disrupted day” is any scheduled index calculation day on which an index market disruption event is deemed to have occurred.

Volatility

The Reference Asset attempts to achieve a target volatility level of 8%. On each index calculation day, the Index Calculation Agent determines the exposure of the Reference Asset to the Portfolio based on the volatility of the daily performance of the Portfolio for the prior 20 index calculation days (the “expected portfolio volatility”). If the expected portfolio volatility increases above 8% (or decreases below 8%), Portfolio exposure is decreased (or increased, subject to a maximum of 125%) in order to bring the expected portfolio volatility, after adjusting for the new exposure, back to the target volatility of 8%. The exposure of the Reference Asset to the Portfolio impacts the closing level of the Reference Asset. If the exposure is less than 100% and the return of the Reference Asset is positive, then the return of the Reference Asset will be less than the return of the Portfolio. If the exposure is greater than 100% and the return of the Reference Asset is positive, then the return of the Reference Asset will be greater than the return of the Portfolio. If the exposure is greater than 100% and the return of the Reference Asset is negative, then the return of the Reference Asset will be less than the return of the Portfolio.

No assurance can be given that the Reference Asset will achieve its volatility target of 8%. The actual realized volatility of the Reference Asset may be greater or less than 8%.

Rebalancing and Replication Costs

The rebalancing and replication costs represent the costs incurred when the index methodology results in a change in exposure of the Reference Asset to any Portfolio Component and the costs relating to obtaining a long position to the Portfolio Components. On each index calculation day, the rebalancing and replication costs that are accrued for the Reference Asset depend on the rebalancing and replication costs associated with the Reference Asset as set forth in the table below, the closing level of the Reference Asset on the immediately preceding index calculation day, as well as the number of calendar days that has elapsed since the preceding index calculation day. This cost applies to the entire Reference Asset.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

Rebalancing and Replication Costs associated with the Reference Asset	0.90% (per annum, assuming 360 days per year)

The closing level of the Reference Asset will be less than it would be without these rebalancing and replication costs.

Portfolio Components

All disclosures in this pricing supplement regarding the Portfolio Components and the futures contracts underlying the Portfolio Components have been derived from publicly available information. The DCI® BNP Paribas Enhanced Excess Return indices are calculated, maintained and published daily by Diapason Commodities Management (“DCM”) and BNP Paribas. The DCI® Excess Return indices are calculated, maintained and published daily by DCM. The information reflects the policies of, and is subject to change by, DCM and BNP Paribas. DCM and BNP Paribas, which own all rights to the DCI® BNP Paribas Enhanced Excess Return indices and DCM, which owns all rights to the DCI® Excess Return indices, have no obligation to continue to publish, and may discontinue publication of, any of the Portfolio Components. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Portfolio Component or any successor Portfolio Component.

The Notes are not sponsored, endorsed, sold or promoted by DCM. DCM makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. DCM has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

DCI® BNP Paribas Enhanced Excess Return Indices

Each DCI® BNP Paribas Enhanced Excess Return index (an “Enhanced ER Index”) is intended to outperform its corresponding Diapason commodities Index® (each a “corresponding DCI Index”) by using a forward curve roll optimization process. Each Enhanced ER Index contains a quantitative enhanced algorithm (as described below) to its corresponding DCI Index. The use of the term “enhanced” in the name of each Enhanced ER Index refers to this algorithm and not to any expected returns.

Each Enhanced ER Index uses the same principles and same calculation methodology as its corresponding DCI Index. The only difference is in the contracts on which the Enhanced ER Index is rolled every month. The Enhanced ER Index and corresponding DCI Index roll one-third of the position in which they hypothetically invested on each DCI business day (as defined below) of the roll period (which is the last three DCI business days of the month). However, the Enhanced ER Index uses a forward curve roll optimization algorithm which is designed to select the optimum contracts on which the Enhanced ER Index will roll every month. This strategy aims to minimize negative roll yield in a contango market and maximize positive roll yield in a backwardation market. Every month before the roll period, the algorithm selects, among a set of eligible contracts, the contract to which the Enhanced ER Index will roll, as displayed in the table below.

Eligible Contract	Bloomberg Symbol	Exchange	Currency
NYMEX WTI	CL	NYM	USD
NYMEX Natural Gas	NG	NYM	USD
ICE Brent	CO	ICE	USD
NYMEX No. 2 Heating Oil	HO	NYM	USD
ICE Gas Oil	QS	ICE	USD
CBOT Soybeans	S	CBT	USD
CBOT Corn	C	CBT	USD
NYMEX RBOB (gasoline blendstock)	XB	NYM	USD
NYBOT Cotton #2	CT	NYB	USD
COMEX Silver	SI	CMX	USD
CBOT Wheat	W	CBT	USD
NYBOT Sugar #11	SB	NYB	USD
LME Copper Future	LP	LME	USD
LME Aluminium	LA	LME	USD
LME Zinc	LX	LME	USD
LME Nickel	LN	LME	USD
Note: The DCI Index uses the 3-month LME forward contracts. The Enhanced ER Index uses the LME future contract for the LME components which are eligible to the roll optimization process (i.e., for LME copper, LME aluminum, LME zinc and LME nickel).

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

The selection process splits the position equally between the optimum contracts selected on “Date1” (the 2nd business day prior to the first roll day) and on “Date2” (the 1st business day prior to the first roll day). These two observations of the forward curves aim to limit the effects of unrepresentative curve shifts by using two different snapshots of the curve and by dividing equally the position according to those two snapshots. Once the optimum contracts are selected, the position will be divided according to the following allocation:

•	1/3 of the position will be allocated to the first optimal contract selected on Date1;

•	1/6 of the position will be allocated to the second optimal contract selected on Date1;

•	1/3 of the position will be allocated to the first optimal contract selected on Date2; and

•	1/6 of the position will be allocated to the second optimal contract selected on Date2.

Accordingly, for each eligible contract, on each of Date1 and Date2, slopes of the forward curve are calculated between two consecutive maturities. The slope between two contracts is calculated as the relative price difference between these contracts. The first optimal contract (on which 1/3 of the position will be allocated) corresponds to the end contract of the minimal slope. The second optimal contract (on which 1/6 of the position will be allocated) corresponds to the end contract of the second minimal slope.

Consequently, during the roll period for each eligible contract, the corresponding Enhanced ER Index can potentially roll every month from four different futures contracts with four different maturities to four new futures contracts with four new distinct maturities, at a rate of 33.33% of the total position per day. On the last day of the rolling period, the roll is completed unless the roll period is extended as a result of a DCI market disruption event (such as a “limit day”).

During non-roll periods, the Enhanced ER Index represents an investment in the potential four different contracts resulting from the picture of the forward curve.

A “DCI business day” is a day on which the exchange associated with the applicable eligible contract of the DCI® Excess Return is open for trading.

DCI® Excess Return Indices

Each DCI® Excess Return (the “DCI ER”) is an excess return index that represents the uncollateralized return of the Diapason Commodities Index®. Each DCI ER is calculated by DCM and, like the Enhanced ER Index, follows a rolling process. During non-roll periods, the DCI ER represents an investment in the front month contract. During roll periods, the DCI ER is shifted from the first to the second nearby contract at the rate of 33.33% per day, as displayed in the table below. On the last DCI business day, the roll is completed unless the roll period is extended as a result of a market disruption event such as a limit day.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Eligible Contract	1	2	3	4	5	6	7	8	9	10	11	12
CBOT Corn	H	K	K	N	N	U	U	Z	Z	Z	H	H
CBOT Soybeans	H	K	K	N	N	X	X	X	X	F	F	H
CBOT Wheat	H	K	K	N	N	U	U	Z	Z	Z	H	H
COMEX Gold	J	J	M	M	Q	Q	Z	Z	Z	Z	G	G
COMEX Silver	H	K	K	N	N	U	U	Z	Z	Z	H	H
ICE Brent	H	J	K	M	N	Q	U	V	X	Z	F	G
ICE Gas Oil	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Aluminium	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Copper	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Lead	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Nickel	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Zinc	H	J	K	M	N	Q	U	V	X	Z	F	G
NYBOT cotton #2	H	K	K	N	N	Z	Z	Z	Z	Z	H	H
NYBOT Sugar #11	H	K	K	N	N	V	V	V	H	H	H	H
NYMEX Natural Gas	H	J	K	M	N	Q	U	V	X	Z	F	G
NYMEX No.2 Heating Oil	H	J	K	M	N	Q	U	V	X	Z	F	G
NYMEX RBOB (Gasoline Blendstock)	H	J	K	M	N	Q	U	V	X	Z	F	G
NYMEX WTI	H	J	K	M	N	Q	U	V	X	Z	F	G

License Agreement

BNP Paribas and RBCCM have entered into a non-exclusive license agreement providing for the license to RBCCM of the right to use the Reference Asset in connection with securities, including the Notes. The Reference Asset is owned and published by BNP Paribas.

The license agreement between BNP Paribas and RBCCM provides that the following language must be set forth in this pricing supplement:

“The indices referred to in this pricing supplement are the exclusive property of the respective index provider or their affiliates (the “Sponsors”) and the index names are the servicemarks of the Sponsors and have been licensed for use for certain purposes by RBCCM. The Notes are not sponsored, endorsed or promoted by the Sponsors and the Sponsors bear no liability with respect to the Notes. The Index Sponsor makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The Index Sponsor has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes. No purchaser, seller or holder of the Notes or any other person or entity should use or refer to any Sponsor’s trade name, trademark or servicemark to sponsor, endorse, market or promote the Notes without first contacting the Sponsor to determine whether the Sponsor’s permission is required. Under no circumstances may any person or entity claim any affiliation with any Sponsor without the prior written consent of that Sponsor.”

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

HISTORICAL INFORMATION

The graph below sets forth information relating to the historical performance of the Reference Asset from January 1, 2000 to June 27, 2011. In addition, below the graph is a table setting forth the high, low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2008, 2009, and 2010, as well as for the period from January 1, 2011 to June 28, 2011.

The Reference Asset was launched on October 1, 2007. The Index Sponsor has published limited information about how the Reference Asset would have performed had it been calculated in the past. Levels of the Reference Asset published for dates prior to October 1, 2007 represent hypothetical results based on historical data and are provided for purposes of illustration only. See the section entitled “Additional Risk Factors—The Reference Asset Has Limited Historical Information.” above.

We obtained the information regarding the historical performance of the Reference Asset in the graph and table below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Closing Level of the Reference Asset	Low Closing Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2008	3/31/2008	382.980	351.240	368.951
4/1/2008	6/30/2008	396.777	368.007	395.609
7/1/2008	9/30/2008	399.606	354.907	354.907
10/1/2008	12/31/2008	354.317	324.248	335.959

1/1/2009	3/31/2009	339.696	323.390	335.604
4/1/2009	6/30/2009	357.621	334.423	351.777
7/1/2009	9/30/2009	365.432	343.726	362.465
10/1/2009	12/31/2009	371.452	358.070	369.754

1/1/2010	3/31/2010	378.418	353.729	368.505
4/1/2010	6/30/2010	377.855	349.964	351.195
7/1/2010	9/30/2010	380.095	346.522	377.959
10/1/2010	12/31/2010	407.917	375.760	403.947

1/1/2011	3/31/2011	425.727	399.761	423.499
4/1/2011	6/27/2011	430.550	398.131	398.131

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Oscillator Commodities Target Volatility 8 USD Excess Return Index, Due December 29, 2017

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or June 30, 2011, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBC Capital Markets, LLC